Exhibit 99.1

Levy Acquisition Corp. Announces Ticker Symbol Changes to TACO, TACOW, and TACOU Ahead of Completing Definitive Merger Agreement with Del Taco Holdings, Inc.

April 27, 2015 01:15 PM Eastern Daylight Time

CHICAGO--(BUSINESS WIRE)--Levy Acquisition Corp. (“LAC”) (NASDAQ CM: LEVY, LEVYW, and LEVYU) announced today changes to its ticker symbols ahead of completing its definitive merger agreement whereby Del Taco Holdings, Inc., the second largest Mexican-American QSR chain by units in the United States, operating restaurants under the name Del Taco® (“Del Taco”) will become the sole direct subsidiary of LAC (the “Merger”). Effective upon the opening of trading on April 28, 2015, LAC’s ticker symbols, as quoted on the NASDAQ stock exchange, will change to “TACO” from “LEVY” for its common stock, to “TACOW” from “LEVYW” for its warrants, and to “TACOU” from “LEVYU” for its units.

The Merger is expected to be completed in June 2015.

Larry Levy, Chairman of the Del Taco and LAC boards, commented, “We are very excited by LAC’s pending merger with Del Taco, and as previously communicated, intend to change LAC’s corporate name to Del Taco Restaurants, Inc. upon completion of the transaction. These changes to our ticker symbols will further align us with the strong reputation and iconic following that Del Taco has developed in the marketplace and will enable us to communicate our brand message more effectively to the investor community.”

About Levy Acquisition Corp.

Levy Acquisition Corp. is a blank check company formed in October 2013 for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination. In November 2013, LAC consummated its initial public offering of 15 million units, each unit consisting of one share of common stock and one-half of one warrant. Each whole warrant entitles the holder thereof to purchase one share of common stock at a price of $11.50 per share. Aggregate proceeds of $150,000,000 from the IPO were placed in trust pending completion of LAC’s initial business combination. On March 12, 2015, LAC announced it had entered into a definitive merger agreement through which it would acquire Del Taco following a shareholder vote likely to take place in June.

For more information, please visit www.levyacquisitioncorp.com.

About Del Taco Holdings, Inc.

The Del Taco brand was founded in Southern California in 1964. By 1978, Del Taco had opened its 100th location and reached 5 states. Del Taco and its franchisees now operate approximately 550 restaurants in 16 states, serving more than 3 million guests each week. Del Taco owns just over 300 of the stores in its system with the balance owned and operated by franchisees.

At Del Taco, menu items are made to order with fresh ingredients, including Cheddar cheese grated from 40-pound blocks, handmade pico de gallo salsa, lard-free beans slow-cooked from scratch, and marinated chicken grilled in the restaurant. The menu includes classic Mexican dishes such as tacos, burritos, quesadillas and nachos as well as American favorites including hamburgers, crinkle-cut fries and shakes. In 2014, Del Taco celebrated its 50th anniversary and recently launched the UnFreshing Believable® campaign to communicate the lengths the company goes to in order to deliver quality, made-to-order menu items created with freshly-prepared ingredients.

For more information, please visit www.deltaco.com.

Forward-Looking Statements

In addition to historical information, this release may contain a number of “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include information concerning Del Taco’s possible or assumed future results of operations, business strategies, competitive position, industry environment, potential growth opportunities and the effects of regulation. These statements are based on LAC’s or Del Taco’s management’s current expectations and beliefs, as well as a number of assumptions concerning future events. When used in this press release, the words “estimates,” “projected,” “expects,” “anticipates,” “forecasts,” “plans,” “intends,” “believes,” “seeks,” “may,” “will,” “should,” “future,” “propose” and variations of these words or similar expressions (or the negative versions of such words or expressions) are intended to identify forward-looking statements. Such forward-looking statements are subject to known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside LAC’s or Del Taco’s management’s control that could cause actual results to differ materially from the results discussed in the forward-looking statements. These risks, uncertainties, assumptions and other important factors include, but are not limited to, (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the Agreement and Plan of Merger for the proposed business combination (the "Business Combination Agreement"); (2) the inability to complete the transactions contemplated by the Business Combination Agreement due to the failure to obtain approval of the stockholders of LAC or other conditions to closing in the Business Combination Agreement; (3) the ability to meet NASDAQ’s listing standards following the Merger; (4) the risk that the proposed transaction disrupts current plans and operations of Del Taco as a result of the announcement and consummation of the transactions described herein; (5) the ability to recognize the anticipated benefits of the proposed business combination, which may be affected by, among other things, competition, the ability of the combined company to grow and manage growth profitably, maintain relationships with suppliers and retain its management and key employees; (6) costs related to the proposed business combination; (7) changes in applicable laws or regulations; and (8) the possibility that Del Taco may be adversely affected by other economic, business, and/or competitive factors.

Forward-looking statements included in this release speak only as of the date of this release. Neither LAC nor Del Taco undertakes any obligation to update its forward-looking statements to reflect events or circumstances after the date of this release. Additional risks and uncertainties are identified and discussed in LAC’s reports filed with the SEC and available at the SEC’s website at www.sec.gov and the Company’s website at www.levyacquisitioncorp.com.

Contacts

Media:
Liz DiTrapano / Julia Young of ICR
646-277-1226 / 646-277-1280
or
Investor Relations:
Raphael Gross
203-682-8253